Exhibit 99.1

FOR IMMEDIATE RELEASE

May 3, 2011

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX ENERGY COMPLETES CREDIT FACILITY AMENDMENT AND EXTENSION

DALLAS, May 3, 2011— Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) today announced the completion of an amendment and extension of the Partnership’s revolving credit facility, creating an improved long-term capital structure and increased financial flexibility. The amendment to the Partnership’s existing credit facility, among other things, (1) increases the maximum amount of the revolving credit facility from $420 million to $485 million, (2) extends the maturity date of the revolving credit facility from February 10, 2014, to May 2, 2016, (3) reduces pricing on borrowings and letters of credit and (4) increases investment optionality.

“Our strong performance and a vastly improved financial market provided an opportunity for us to enhance our credit facility,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “The amendment and extension provide us with enhanced financial flexibility to support our growth strategy. We believe we are well positioned to serve our customers, take advantage of growth opportunities and maximize value for our investors.”

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators. The Partnership currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

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Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances.  These statements include, but are not limited to, statements with respect to the Partnership’s financial flexibility and prospects.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements.  These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. We therefore caution you against relying on any of these forward-looking statements.  The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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